Pricing Supplement No. 10 dated June 15, 2004                Rule 424(B)(3)
(To Prospectus dated November 13, 2001                       File No. 333-72340
and Prospectus Supplement dated November 13, 2001)

                           Colgate-Palmolive Company

                        Medium-Term Notes - Fixed Rate

                                   Series E

     We are hereby offering to sell Notes having the terms specified below to you with the assistance of Citigroup Global Markets Inc. (the "Agent"), acting as agent, at a fixed initial public offering price of 100% of the principal amount.

Principal Amount:  $100,000,000                           Trade Date:  June 15, 2004
Issue Price:  100%                                        Original Issue Date:  June 23, 2004
Interest Rate:  3.97% of the outstanding principal        Net Proceeds to Colgate:  $99,650,000
                amount of the Notes                       Agent's Commission:  $350,000
Stated Maturity Date:  December 22, 2010
CUSIP Number:  194 16 QDE 7


Interest Payment Dates: June 22 and December 22 of each year, commencing on December 22, 2004.

Day Count Convention:

         [X]  30/360 for the period from June 23, 2004 to December 22, 2010
         [ ]  Actual / 360 for the period from         to
                                               -------    -------
         [ ]  Actual / Actual for the period from         to
                                                  -------    -------

Redemption:             The Notes may not be redeemed at the option of Colgate
                        prior to the stated maturity date, except for regularly scheduled amortization of principal as described below under "Other Provisions".

Optional Repayment:     The Notes are not subject to repayment at the option
                        of the holders prior to the stated maturity date.

Currency:
         Specified Currency:        US Dollars
         Minimum Initial Denomination: $1,000

Original Issue Discount: [   ]      [ X ]   No
         Total amount of OID:
         Yield to Maturity:
         Initial Accrual Period:

Form: [ X ]    Book-entry    [   ]        Certificated


[ X ]     Other provisions:

Amortization:           Beginning on June 22, 2005, and on each June 22
                        thereafter through June 22, 2010, holders of the Notes will receive principal payments that, in the aggregate, equal approximately 15.38% of the initial principal amount of the Notes. On December

                        22, 2010, the maturity date of the Notes, holders will receive an aggregate principal payment equal to approximately 7.69% of the initial principal amount of the Notes. A schedule of the approximate remaining principal balances (represented as a percentage of the initial principal amount) on certain dates is set forth in the table below:



                                                         Remaining Principal
                                                         -------------------
                              June 23, 2004                   100.00%
                              June 22, 2005                    84.62
                              June 22, 2006                    69.23
                              June 22, 2007                    53.85
                              June 22, 2008                    38.46
                              June 22, 2009                    23.08
                              June 22, 2010                     7.69
                             December 22, 2010                  0.00

Use of Proceeds:

          The net proceeds from the sale of the Notes will be used by Colgate to retire commercial paper which was issued by Colgate for general corporate purposes and working capital. As of June 15, 2004, Colgate's outstanding commercial paper had a weighted average interest rate of 1.0198% with maturities ranging from 2 days to 49 days.

Settlement:

          Delivery of the Notes will be made against payment therefor on or about June 23, 2004, which will be on the sixth business day following the date on which the Notes are priced. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days after the date the securities are priced, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the day of pricing or the two succeeding business days will be required, by virtue of the fact that the Bank Notes will settle in T+6, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement; such purchasers should also consult their own advisors in this regard.

Legal Matters:

          Sidley Austin Brown & Wood LLP, New York, New York has acted as counsel for the Agent in the offering of the Notes. Sidley Austin Brown & Wood LLP from time to time renders legal services to Colgate and its affiliates.


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